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Exhibit 10.5

Prometheus 2006 Management Bonus Plan

        The Prometheus Management Bonus is designed to reward eligible employees for their contribution to the success of our overall business, while recognizing individuals for their achievement against both performance and personal goals and objectives set at the beginning of the year.

Terms:

  1.
  Your bonus tier for 2006 is set at X% of your annual base salary. Base salary is defined as your salary as of 12/31/06. (Exception: Refer to section 4(c), below.)

  2.
  Your bonus is based on both Corporate and Individual performance. For 2006, the ratio will be:

Y% Corporate / Z% Individual

  3.
  The level of Corporate payout will be determined by the Prometheus Board of Directors. The individual portion of the payout will be determined by management, and will consider (1) the level of achievement of your goals and objectives, as established by you and your manager at the beginning of the evaluation period, and (2) your overall performance for the evaluation period, as determined by your annual performance appraisal rating for 2006.

    Employees receiving an unsatisfactory rating ("5" in the current system) will not be eligible for a bonus, regardless of Corporate payout or individual goals and objectives completion.

    Note: If your goals and objectives are modified during the plan year, you must obtain agreement from your management and forward the revised goals and objectives to Human Resources.

  4.
  Bonus payments will be prorated based on time in position.

  a)
  Newly hired employees will be prorated from their 2006 hire date.

  b)
  If you move from one bonus tier to another during the calendar year, your bonus will be prorated according to the time in each position during the evaluation period.

  c)
  If your salary changes as a result of a move to a position within a different bonus tier, the end of year bonus calculation will be split to reflect the respective salaries and bonus tiers of each position.

  d)
  Pro-ration for partial months will be calculated using the number of days in position for the partial month.

  5.
  Bonus payments will be prorated for any time during the year an employee is not classified as an active employee.

  6.
  To be eligible for a bonus, an employee must be hired on or before October 1, 2006.

  7.
  In order to be eligible for a bonus, an employee must be of active status and in good standing on the date of bonus payout.

  8.
  Bonuses will typically be paid in the first quarter of 2007.

  9.
  All bonus payments are subject to applicable withholdings and taxes.

  10.
  All bonuses are discretionary and subject to the Company's performance, financial condition and approval by the Board of Directors.

Note: The Company reserves the right to terminate or modify the terms and conditions of this incentive at any time.

Prometheus 2006 Management Bonus Plan

Participation and Bonus Tier Levels

Position	Bonus Tier	% Corporate	% Personal
President and CEO	50%	100%	0%
Sr. Vice President	40%	75%	25%
Vice President	30%	75%	25%
Sr. Director	25%	50%	50%
Director	20%	50%	50%
Associate Director	15%	50%	50%
Sr. Manager	10%	25%	75%

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Prometheus 2006 Management Bonus Plan